Exhibit 99.1

AMERICAN FINANCE TRUST ANNOUNCES 100% OF SECOND QUARTER cash RENT COLLECTED THROUGH MAY; $238 MILLION Year to date ACQUISITIONS CLOSED OR IN PIPELINE; robust leasing results

NEW YORK –June 8, 2021 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that it collected 100% of the original cash rent due1 for the months of April and May, 2021 as of June 7, 2021. The Company also announced that year to date it had closed on or had in its forward acquisition pipeline 63 properties for approximately $238 million and that it has a forward pipeline of leases that total over 31,000 square feet, net of lease expirations and terminations.

“AFIN has constructed a robust pipeline of acquisitions that includes numerous categories of necessity retail, including properties leased to gas and convenience, grocery, medical and discount tenants,” said Michael Weil, CEO of AFIN. “As communities around the country return to a greater level of normalcy, our asset management team is aggressively leasing up available space in the multi-tenant portfolio, which has already surpassed pre-pandemic executed occupancy levels. Once again, our rent collection remains strong across the portfolio based on the quality of our assets and the relationships our team has built with our credit-worthy tenants.”

Acquisition Pipeline

The Company announced a forward acquisition pipeline of 41 properties to be acquired at an aggregate contract purchase price of $185 million at a cash cap rate2 of 7.4% and a weighted-average cap rate of 7.9%3 with an average remaining lease term of 8.4 years, weighted based on square feet, as of the expected closing dates.

Leasing

The Company announced a forward leasing pipeline of six letters of intent for new leases at multi-tenant properties that total 41,962square feet4. Net of 10,659 square feet of lease terminations, the net leasing pipeline totals 31,303 square feet.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

[1]	We calculate “original cash rent collections” by comparing original cash rent due under our lease agreements to the total amount of rent collected during the period, which includes both original cash rent due and payments of amounts deferred from prior periods. Eliminating the impact of deferred rent paid, we collected 98% of original cash rent due.

[2]	Cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. Cash capitalization rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property. excluding acquisition costs. The weighted-average cash capitalization rate is based upon square feet.

[3]	Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease or leases. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average capitalization rate is based upon square feet.

[4]	Includes all leases under negotiation with an executed non-binding letter of intent (“LOI”) by both parties as of June 7, 2021. There can be no assurance that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of AFIN’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on AFIN, AFIN’s tenants and the global economy and financial markets and that the information about rent collections may not be indicative of any future period, as well as those set forth in the Risk Factors section of AFIN’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 6, 2021and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063